March 8, 2002

Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

RE: iGeniSys, Inc. Commission File No. 0-31871

We have read the statements that we understand iGeniSys, Inc. will include under Item 4 of the Form 8-K/A report it will file regarding the recent change of auditors. We agree with such statements made in the first paragraph regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.

Yours truly,

Gelfond Hochstadt Pangburn, P.C.

cc: Mr. J. Daniel Bell
     President
     iGeniSys, Inc.
     3200 Cherry Creek Drive South, Suite 430
     Denver, Colorado 80209